UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

December 17, 2014

Date of Report (Date of earliest event reported)

Chimerix, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35867	33-0903395
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2505 Meridian Parkway, Suite 340
Durham, NC	27713
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 806-1074

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 17, 2014, the Board of Directors of Chimerix, Inc. (the “Company”) appointed Ronald C. Renaud, Jr. to serve as a class I director of the Company. The appointment of Mr. Renaud brings the Company’s total number of directors to eleven.

In accordance with the Company’s non-employee director compensation policy, upon his appointment as a director, Mr. Renaud was granted a nonqualified stock option to purchase 18,000 shares of the Company’s common stock at an exercise price equal to $36.59 per share, the closing price of the Company’s common stock on the date of grant, and which will vest and become exercisable over a four year period following the date of grant. Additionally, Mr. Renaud will be entitled to receive a $35,000 annual retainer for his service as a director. At each annual stockholder meeting following which Mr. Renaud’s term as a director continues, Mr. Renaud will be entitled to receive a nonqualified stock option to purchase 9,000 shares of the Company’s common stock, which will vest and become exercisable over a one year period following the date of grant. Mr. Renaud will also enter into the Company’s standard form of indemnification agreement. The Company is not aware of any transaction involving Mr. Renaud requiring disclosure under Item 404(a) of Regulation S-K.

Additional information about Mr. Renaud can be found in the press release issued by the Company on December 17, 2014, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)          Exhibits

Exhibit No.	Description
99.1	Press Release of Chimerix, Inc. dated December 17, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chimerix, Inc.

Dated: December 18, 2014
	By:	/s/ Timothy W. Trost
Timothy W. Trost
Senior Vice President, Chief Financial Officer and Corporate Secretary

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press Release of Chimerix, Inc. dated December 17, 2014.